RANDGOLD RESOURCES REPORTS REDUCTION IN RANDGOLD & EXPLORATION'S SHAREHOLDING

London, 30 June 2004 - The London (LSE:RRS) and Nasdaq (GOLD) listed gold miner
Randgold Resources reported today that it had been notified that its major shareholder, the South African based Randgold & Exploration, had reduced its stake in the company from approximately 37% at the end of April 2004 to some 31%
on 30 June.

Randgold Resources chief executive Dr Mark Bristow noted that Randgold &
Exploration had been reducing its shareholding in Randgold Resources since 2002 in line with its own repositioning as a New South African resources group.

"Randgold & Exploration originally supported the creation of Randgold Resources and its subsequent development as an independent, international gold business.
We appreciate the crucial part they played in this process and we understand that, while remaining substantial and supportive shareholders, their focus has now shifted to other initiatives," Bristow said.

"Their willingness to reduce their shareholding in Randgold Resources since our
Nasdaq listing two years ago has enabled us to improve the liquidity of our stock and broaden our shareholder base: a key component in our strategy of building a return-driven gold company."

RANDGOLD RESOURCES ENQUIRIES:
Chief Executive- Dr Mark Bristow - +44 779 775 2288

Financial Director - Roger Williams - +44 779 771 9660

Investor & Media Relations - Kathy du Plessis - +27 11 728 4701
Cell: +27 (0) 83 266 5847 randgoldresources@dpapr.com
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Full information on the Company is available on the website at
www.randgoldresources.com
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DISCLAIMER: Statements made in this document with respect to Randgold Resources'
current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at
Morila, the development of Loulo and estimates of reserves and mine life. For a discussion on such risk factors, refer to the annual report on Form 20-F for the year ended 31 December 2002, which was filed with the Securities Exchange
Commission on 27 June 2003. Randgold Resources assumes no obligation to update information in this release. Cautionary Note to US Investors: The United States
Securities Exchange Commission (the `SEC') permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as "resources", that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC. Investors are cautioned not to assume that all or any part of our resources will ever be converted into reserves which qualify as `proven and probable reserves' for the purposes of the SEC's industry guide number 7.